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                                   Exhibit 11

                           MIDWESTONE FINANCIAL GROUP
                                AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                                      Three Months Ended             Six Months Ended
                                                           June 30,                      June 30,
                                                  --------------------------   --------------------------
                                                     2003            2002          2003          2002
                                                  ----------      ----------   -----------    -----------
Earnings per Share Information:
------------------------------

Weighted average number of shares
   outstanding during the year ...............     3,873,037       3,873,120     3,893,492      3,872,085

Weighted average number of shares
   outstanding during the year
   including all dilutive potential shares ...     3,966,383       3,963,563     3,989,193      3,950,719

Net earnings .................................    $1,386,434      $1,471,768    $2,725,562     $2,959,124

Earnings per share - basic ...................    $     0.36      $     0.38    $     0.70     $     0.76

Earnings per share - diluted .................    $     0.35      $     0.37    $     0.68     $     0.75

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